Exhibit 99

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

CONTACT: Russ Roberts, ExxonMobil
972-444-1107

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 15, 2006

EXXON MOBIL CORPORATION ANNOUNCES 2005 RESERVES REPLACEMENT

IRVING, TEXAS, February 15-- Exxon Mobil Corporation announced today that additions to its worldwide proved oil and gas reserves totaled 1.7 billion oil-equivalent barrels in 2005, excluding the effects of using single-day, year-end pricing.  Production totaled 1.5 billion oil-equivalent barrels in 2005, with 917 million barrels of liquids and 3.7 trillion cubic feet of gas produced.  The corporation replaced 112 percent of production including property sales, and 129 percent excluding property sales.

"This represents the twelfth consecutive year of greater than 100 percent reserves replacement," said Rex Tillerson, Exxon Mobil Corporation chairman and chief executive officer.  "The annual reporting of proved reserves is the product of our long-standing, rigorous process within the corporation, which ensures consistency and management accountability with respect to all reserves bookings.  This process, combined with our disciplined investment strategy and strong project portfolio and execution capabilities, is making it possible for ExxonMobil to continue to develop our globally diverse resource base to meet the world's growing energy needs."

Consistent with our significant investment and growing participation with Qatar Petroleum in the development of liquefied natural gas and pipeline gas sales from Qatar's North Field, proved reserves additions in Qatar totaled 1.6 billion oil-equivalent barrels.  ExxonMobil's ongoing commitment of capital to the growing

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LNG business, underpinned by our confidence in the demand for gas and the liquidity of our targeted gas markets, was further demonstrated with the November 2005 announcement of the launch of the Ras Laffan Liquefied Natural Gas Company Limited (RL3).  Proved additions were also made in West Africa from developments in Angola and Nigeria, and from new developments and established operations in the United States, Norway, Russia, and Canada.  These proved reserves additions reflect developments with substantial funding commitments as well as revisions to existing fields following additional drilling, reservoir performance data and evaluation, or study activities.  Asset sales reduced proved reserves by 0.3 billion oil-equivalent barrels.

Effect of Single-Day, Year-End Pricing Calculation

ExxonMobil also states its results to reflect impacts to the proved reserves base utilizing December 31 liquids and natural gas prices.  However, the use of prices from a single date is not relevant to the investment decisions made by the corporation, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed.  On this basis, the total proved reserves additions in 2005 were 2.2 billion oil-equivalent barrels, resulting in a reserves replacement ratio of 143 percent, including the effects of property sales.

Long Term View

Given the long-term nature of the industry and the large size of the discreet projects that provide a significant portion of the corporation's reserves additions, it is appropriate to consider a time horizon longer than a single year.  Excluding the effects of using single-day, year-end pricing, the corporation's ten-year average reserves replacement is 114 percent, with liquids replacement at 118 percent, and gas at 110 percent.  The reserves additions

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during this period have come from a diverse range of geographies and resource types, with no more than 25 percent from any one region of the world.  With 22.4 billion barrels of proved oil and gas reserves at year-end 2005, split about evenly between liquids and gas, ExxonMobil's reserves life at current production rates is 14.5 years.  The portion of proved reserves already developed increased to 64 percent.

Resource Base Continues To Grow

ExxonMobil added 4.4 billion oil-equivalent barrels of total resources in 2005.  Additions to the resource base were characterized by high-quality discoveries from drilling and acquisition of discovered resources.  Key 2005 resource-base additions were associated with successful exploration drilling campaigns in the United States, Angola, and Nigeria, as well as significant resource increases underpinning new liquefied natural gas and pipeline gas developments in Qatar.

After reflecting 2005 production, reductions due to asset sales, and revisions to existing fields, the corporation's total oil and gas resource base grew by 0.6 billion oil-equivalent barrels to 73.2 billion oil-equivalent barrels.  The resource base includes proved and probable reserves, and other discovered resources that are expected to be ultimately recovered.  These estimates assume the company's long-term oil and gas pricing outlook.

CAUTIONARY NOTE: The terms "resources" and "resource base" includes quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future.  The term "reserves," as used in this release, includes proved reserves from Syncrude tar sands operations in Canada which are treated as mining operations in our SEC reports.  The proved reserves in this release are the combined total from both consolidated subsidiaries and equity companies.  The corporation operates its business with the same views of equity company reserves as it has for reserves from consolidated subsidiaries.